Exhibit (k)

BBH Global Funds, LLC
(A Delaware Limited Liability Company)
Global Core Select Series
Financial Statements as of
December 31, 2012 and for the period
April 2, 2012 (commencement of operations)
through December 31, 2012 and Independent
Auditors’ Report

BBH Global Funds, LLC
Global Core Select Series
Index
December 31, 2012

INDEPENDENT AUDITORS’ REPORT

To the Members of BBH Global Funds, LLC – Global Core Select Series:

We have audited the accompanying financial statements of BBH Global Funds, LLC – Global Core Select Series (the “Series”), which comprise the statement of assets and liabilities, including the schedule of investments, as of December 31, 2012, and the related statements of operations, changes in members’ equity, and the cash flows for the period from April 2, 2012 (commencement of operations) through December 31, 2012, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the Series’ preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Series’ preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Series’ internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of BBH Global Funds, LLC – Global Core Select Series as of December 31, 2012, and the results of its operations, changes in its members’ equity, and its cash flows for the period from April 2, 2012 (commencement of operations) through December 31, 2012, in accordance with accounting principles generally accepted in the United States of America.

March 1, 2013

BBH Global Funds, LLC
Global Core Select Series
Statement of Assets and Liabilities
December 31, 2012

Assets
Investments in securities, at value (cost $9,215,719)	$9,713,387
Cash	3,023,697
Foreign currency, at value (cost $20,544)	20,646
Dividends and interest receivable	7,355
Total assets	$12,765,085

Liabilities
Management fees payable to the Investment Manager	$12,916
Total liabilities	12,916

Members’ equity (Class 1 Interests $2,275,514 and Class 2 Interests $10,476,655)	12,752,169
Total liabilities and members’ equity	$12,765,085

The accompanying notes are an integral part of these financial statements.

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BBH Global Funds, LLC
Global Core Select Series
Schedule of Investments
December 31, 2012

Description	% of Members’ Equity	Shares	Value
Investments in securities

Common Stock (76.17%)
Canada (3.95%)
Energy (1.75%)
ARC Resources, Ltd.	1.75%	9,100	$223,589
Financial (2.20%)
Intact Financial Corporation	2.20%	4,300	279,995
Total Common Stock - Canada (cost $464,471)			503,584

France (4.66%)
Communications (2.59%)
JCDecaux SA	2.59%	13,900	329,978
Consumer Non-cyclical (2.07%)
Sanofi SA	2.07%	2,800	263,849
Total Common Stock - France (cost $582,809)			593,827

Netherlands (2.76%)
Communications (2.76%)
Nielson Holdings N.V.	2.76%	11,500	351,785
Total Common Stock - Netherlands (cost $318,296)			351,785

Norway (1.69%)
Energy (1.69%)
TGS Nopec Geophysical Co. ASA	1.69%	6,600	215,537
Total Common Stock - Norway (cost $201,124)			215,537

Switzerland (12.63%)
Consumer Non-cyclical (10.23%)
Nestle SA	5.21%	10,200	664,648
Novartis AG	5.02%	10,200	640,671
Consumer Non-cyclical Subtotal			1,305,319
Healthcare (2.40%)
Straumann Holding AG	2.40%	2,500	306,128
Total Common Stock - Switzerland (cost $1,568,798)			$1,611,447
			(Continued)

The accompanying notes are an integral part of these financial statements.

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BBH Global Funds, LLC
Global Core Select Series
Schedule of Investments (continued)
December 31, 2012

Description	% of Members’ Equity	Shares	Value
Common Stock (continued)

United Kingdom (11.14%)
Communications (2.53%)
Pearson, Plc.	2.53%	16,700	$322,286
Consumer Non-cyclical (8.61%)
Diageo, Plc.	3.41%	15,000	435,436
Reckitt Benckiser Group, Plc.	2.08%	4,200	264,653
Tesco, Plc.	3.12%	73,000	398,447
Consumer Non-cyclical Subtotal			1,098,536
Total Common Stock - United Kingdom (cost $1,322,382)			1,420,822

United States (39.34%)
Basic Materials (3.79%)
Celanese Corporation	1.73%	4,950	220,424
Praxair, Inc.	2.06%	2,400	262,680
Basic Materials Subtotal			483,104
Communications (5.50%)
Google, Inc.	5.50%	991	701,014
Consumer Cyclical (8.45%)
Bed Bath & Beyond, Inc.	2.06%	4,700	262,777
Target Corporation	4.04%	8,700	514,779
Wal-Mart Stores, Inc.	2.35%	4,400	300,212
Consumer Cyclical Subtotal			1,077,768
Consumer Non-cyclical (6.58%)
Baxter International, Inc.	4.76%	9,100	606,606
PepsiCo, Inc.	1.82%	3,400	232,662
Consumer Non-cyclical Subtotal			839,268
Energy (2.76%)
Occidental Petroleum Corporation	2.76%	4,600	352,406
Financial (4.13%)
Wells Fargo & Co.	4.13%	15,400	526,372
Healthcare (1.67%)
Mettler-Toledo International, Inc.	1.67%	1,100	212,630
Technology (6.46%)
Microsoft Corporation	3.02%	14,400	384,620
Qualcomm, Inc.	3.44%	7,100	439,203
Technology Subtotal			823,823
Total Common Stock - United States (cost $4,757,839)			5,016,385
Total Common Stock (cost $9,215,719)			9,713,387
Total Investments in securities (76.17%) (cost $9,215,719)			$9,713,387
			(Concluded)

The accompanying notes are an integral part of these financial statements.

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BBH Global Funds, LLC
Global Core Select Series
Statement of Operations
For the period April 2, 2012 (commencement of operations)
through December 31, 2012

Investment income
Dividend income (net of withholding taxes of $6,694)	$66,401
Interest income	4,321
Total investment income	70,722

Expenses
Management fees	88,852
Total expenses	88,852
Net investment loss	(18,130)

Net realized and unrealized appreciation on investments in securities and foreign currency transactions and translations
Net realized gain on investments in securities	16,904
Net realized gain on foreign currency transactions	625
Net change in unrealized appreciation on investments in securities	497,668
Net change in unrealized appreciation on foreign currency translations	102

Net realized and unrealized gain on investments in securities
and foreign currency transactions and translations	515,299

Net increase in members’ equity resulting from operations	$497,169

The accompanying notes are an integral part of these financial statements.

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BBH Global Funds, LLC
Global Core Select Series
Statement of Changes in Members’ Equity
For the period April 2, 2012 (commencement of operations)
through December 31, 2012

	Members’ Equity Class 1	Members’ Equity Class 2	Total Members’ Equity
Members’ equity as of April 2, 2012
(commencement of operations)	$-	$-	$-

Subscriptions	2,250,000	10,005,000	12,255,000

Withdrawals	-	-	-

Allocation of net increase in members’ equity
resulting from operations	25,514	471,655	497,169

Members’ equity as of December 31, 2012	$2,275,514	$10,476,655	$12,752,169

The accompanying notes are an integral part of these financial statements.

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BBH Global Funds, LLC
Global Core Select Series
Statement of Cash Flows
For the period April 2, 2012 (commencement of operations)
through December 31, 2012

Cash flows from operating activities:
Net increase in members’ equity resulting from operations	$497,169

Adjustments to reconcile net increase in members’ equity resulting from operations to net cash used in operating activities:
Proceeds from sales of investments	91,118
Purchases of investments	(9,289,933)
Net change in unrealized appreciation of investments in securities	(497,668)
Net realized gain on investments in securities	(16,904)
Increase in dividends and interest receivable	(7,355)
Increase in management fees payable to the Investment Manager	12,916
Net cash used in operating activities	(9,210,657)

Cash flows from financing activities:
Subscriptions	12,255,000
Net cash provided by financing activities	12,255,000

Net increase in cash	3,044,343

Cash at April 2, 2012 (commencement of operations)	-

Cash at December 31, 2012	$3,044,343

Represented by:
Cash	3,023,697
Foreign currency, at value	20,646
$3,044,343

The accompanying notes are an integral part of these financial statements.

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BBH Global Funds, LLC
Global Core Select Series
Notes to Financial Statements
As of and for the period ended December 31, 2012

1.	Organization and Investment Objective

BBH Global Funds, LLC (the “Company”) is a multi-series, limited liability company organized on February 3, 2012 under the Delaware Limited Liability Company Act. Brown Brothers Harriman & Co. (“BBH” or the “Investment Manager”), a limited partnership organized under the laws of the state of New York, pursuant to the Amended and Restated Limited Liability Company Agreement of BBH Global Funds (the “Agreement”) dated February 10, 2012, is the manager of the Company and is responsible for the Company’s investment activities. The Company offers limited liability company interests (the “Interests”) in each of its series. The Global Core Select Series (the “Series”) is offered to qualified and accredited United States (“U.S.”) investors (the “Members”).

The investment objective of the Series is to provide long-term growth of capital by primarily investing in listed equity securities located anywhere in the world including the U.S. Although the Series will primarily invest in common stock, the Series may purchase other types of securities as long as they meet the investment criteria established by the Investment Manager. These other types of securities include derivatives of any kind and foreign exchange transactions including foreign currency contracts or currency futures contracts.

The Series commenced operations on April 2, 2012 with twenty-one Members and has twenty-five Members as of December 31, 2012.

The Investment Manager also provides custody and administration services to the Series.

2.	Summary of Significant Accounting Policies
A.	Basis of Accounting

The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”), and are stated in United States Dollars.

B.	Valuation of Investments

Investments listed on a securities exchange will be valued at the last sales price of the security on the principal exchange the security trades on, or in the absence of recorded sales, at the average of readily available closing bid and asked prices on the principal exchange on which such security trades.

Unlisted securities will be valued at the average of the quoted bid and asked prices in the over-the-counter (“OTC”) market.

Option contracts on securities, currencies and other financial instruments traded on an exchange will be valued at the last reported sales price on that exchange on the value date or if no such sales are reported, at the average bid price. If it is not possible to determine the average bid price, then the option contracts will be valued at the most recent bid quote on value date for purchased options or the most recent asked quote on value date for written options.

Options contracts on securities, currencies and other financial instruments traded in the OTC market will be valued at the most recent bid quote for a purchased option or the most recent asked quote for a written option as supplied by a leading dealer of such contracts on the value date.

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BBH Global Funds, LLC
Global Core Select Series
Notes to Financial Statements
As of and for the period ended December 31, 2012

Investment securities for which no such market prices are available shall be valued at fair value in accordance with procedures established by the Investment Manager.

C.	Cash

Cash may include cash on hand and other short-term financial assets in an active market with original maturities of three months or less which are deposited with one bank that is an affiliate of the Series. Cash balances deposited at the bank may exceed the federally insured limit.

D.	Investment Transactions

Purchases and sales of securities are recorded on trade date. Realized gains and losses on security transactions are based on the specific identification method.

E.	Income and Expense Recognition

Interest is recorded on an accrual basis. Dividends are recorded on the ex-dividend date. Expense estimates are accrued in the period to which they relate and adjustments are made when actual amounts are known.

F.	Currency Translation

The accounting records of the Series are maintained in U.S. dollars. The Series’ non-U.S. dollar denominated assets and liabilities are translated into U.S. dollars at the current rate of exchange to determine the value. Purchase and sales of securities and income and expenses are translated at the actual rates of exchange prevailing on the date of the transaction. The Series does not isolate that portion of the results of operations resulting from changes in foreign exchange rates on investments from the fluctuations arising from changes in market prices of investments held. Such fluctuations are included in net realized gain and net change in unrealized appreciation on investments in the Statement of Operations.

G.	Taxation

The Series is classified as a partnership for federal income tax purposes. As a partnership, the Series itself is not subject to U.S. Federal income taxes. Each Member is individually liable for income taxes, if any, on its share of the Series net taxable income.

The Series can incur withholding taxes imposed by certain countries on financial investment income and capital gains.

In accordance with the authoritative guidance on accounting for and disclosure of uncertainty in tax positions, the Investment Manager must determine whether a tax position of the Series is more likely than not to be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. For tax positions meeting the more likely than not threshold, the tax amount recognized in the financial statements is reduced by the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement with the relevant taxing authority. The Investment Manager has determined that there was no effect on the financial statements from the Series application of this authoritative guidance.

The Series files tax returns as prescribed by the tax laws of the jurisdictions in which it operates. In the normal course of business, the Series is subject to examination by federal, state, local and foreign jurisdictions, where applicable. As of December 31, 2012, the tax

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BBH Global Funds, LLC
Global Core Select Series
Notes to Financial Statements
As of and for the period ended December 31, 2012

years that remain subject to examination by all major tax jurisdictions under the various statutes of limitations are from April 2, 2012 (commencement date) and forward.

H.	Withdrawals Payable

Withdrawals are recognized as liabilities when the amount requested in the withdrawal notice becomes fixed. At the discretion of the Investment Manager, Members may generally withdraw their Interest in the Series on a monthly basis on the last business day of the month with at least five business days prior written notice. Withdrawals paid after the end of the year, but based upon year-end capital values, are reflected as withdrawals payable. There were no withdrawals for the period ended December 31, 2012.

I.	Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

J.	Recent Accounting Developments

In December 2011, the Financial Accounting Standards Board (the “FASB”) issued guidance that will expand current disclosure requirements on the offsetting of certain assets and liabilities. The new disclosures will be required for investments and derivative financial instruments subject to master netting or similar agreements, which are eligible for offset in the Statement of Assets and Liabilities and will require an entity to disclose both gross and net information about such investments and transactions in the financial statements. In January 2013, the FASB issued guidance that clarifies which investments and transactions are subject to the offsetting disclosure requirements. The scope of the disclosure requirements for offsetting will be limited to derivative instruments, repurchase agreements and reverse repurchase agreements, and securities borrowing and securities lending transactions. The guidance is effective for financial statements with fiscal years beginning on or after January 1, 2013, and interim periods within those fiscal years. Management is evaluating the impact of this guidance on the financial statement disclosures.

3.	Fair Value Measurement

In accordance with the authoritative guidance on fair value measurements and disclosures under U.S. GAAP, the Series discloses the fair value of its investments in a hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to valuations based upon unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to valuations based upon unobservable inputs that are significant to the valuation (level 3 measurements). The guidance establishes three levels of the fair value hierarchy as follows:

Level 1	Inputs that reflect unadjusted quoted prices in active markets for identical assets or liabilities that the Series has the ability to access at the measurement date;
Level 2	Inputs other than quoted prices that are observable for the asset or liability either directly or indirectly, including inputs in markets that are not considered to be active;
Level 3	Inputs that are unobservable.
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BBH Global Funds, LLC
Global Core Select Series
Notes to Financial Statements
As of and for the period ended December 31, 2012

Inputs are used in applying the various valuation techniques and broadly refer to the assumptions that market participants use to make valuation decisions, including assumptions about risk. Inputs may include price information, volatility statistics, specific and broad credit data, liquidity statistics, and other factors. An investment’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. However, the determination of what constitutes “observable” requires significant judgment by the Investment Manager. The Investment Manager considers observable data to be that market data which is readily available, regularly distributed or updated, reliable and verifiable, not proprietary, and provided by independent sources that are actively involved in the relevant market. The categorization of an investment within the hierarchy is based upon the pricing transparency of the investment and does not necessarily correspond to the Investment Manager’s perceived risk of that investment.

Investments whose values are based on quoted market prices in active markets, and are therefore classified within level 1, include active listed equities. The Investment Manager does not adjust the quoted price for such investments, even in situations where the Series holds a large position and a sale could reasonably impact the quoted price.

Investments that trade in markets that are not considered to be active, but are valued based on quoted market prices, dealer quotations or alternative pricing sources supported by observable inputs are classified within level 2. The Series did not have any investments during the period ended December 31, 2012 that were classified as level 2.

Investments classified within level 3 have significant unobservable inputs, as they trade infrequently or not at all. The Series did not have any investments during the period ended December 31, 2012 that were classified as level 3.

The following table presents the investments carried on the Statement of Assets and Liabilities by caption and by level within the valuation hierarchy as of December 31, 2012.

	Assets at Fair Value as of December 31, 2012
	Level 1	Level 2	Level 3	Total
Canada	$503,584	$-	$-	$503,584
France	593,827	-	-	593,827
Netherlands	351,785	-	-	351,785
Norway	215,537	-	-	215,537
Switzerland	1,611,447	-	-	1,611,447
United Kingdom	1,420,822	-	-	1,420,822
United States	5,016,385	-	-	5,016,385
Total Common Stock	9,713,387	-	-	9,713,387
Total Investments in securities	$9,713,387	$-	$-	$9,713,387

4.	Principal Risk Factors
A.	Investment Risks

The clearing and depository operations for the Series’ security transactions are provided by BBH. At December 31, 2012, all investments in securities reflected in the Statement of

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BBH Global Funds, LLC
Global Core Select Series
Notes to Financial Statements
As of and for the period ended December 31, 2012

Assets and Liabilities are positions held on behalf of the Series by BBH. The Series is subject to credit risk to the extent that this institution may be unable to fulfill its obligations either to return the Series securities or repay amounts owed. The risk is mitigated by the fact that the domestic accounts are carried as customer accounts and are therefore afforded certain protection under the rules of the Securities and Exchange Commission and under the Securities Investor Protection Corporation’s insurance programs.

B.	General Economic and Regulatory Risk

The Series investments may be impacted by changes caused by global market conditions and industry-specific economic and regulatory conditions.

C.	Concentration Risk

The Series invests in securities in a limited number of companies, industries and companies that may not reflect a balanced or fully diversified portfolio.

D.	Indemnifications

In the normal course of business, the Invest Manager, on behalf of the Series, enters into contracts that contain a variety of representations and warranties which provide general indemnifications. The Series maximum exposure under these arrangements is unknown as this would involve future claims that may be made against the Series that have not yet occurred. However, the Investment Manager expects the risk of loss to be remote.

E.	Market Risk

Market risk is the potential for changes in the value of the investments traded by the Series due to market changes, including foreign exchange rate and interest rate movements, and fluctuations in security prices. Market risk is directly impacted by the volatility and liquidity in the markets in which the assets are traded.

F.	Foreign Currency Risk

The Series holds assets denominated in currencies other than U.S. Dollars. Consequently, the Series is exposed to currency risk since the value of securities will fluctuate due to changes in exchange rates. Exchange rates for currencies fluctuate daily. The combination of currency risk and market risks tends to make securities traded in foreign markets more volatile than securities traded exclusively in the United States. The Series may try to hedge these risks by investing in foreign currencies, foreign currency futures contracts and options thereon, forward currency exchange contracts or similar instruments or any combination thereof but there can be no assurance that such strategies will be implemented, or if implemented, will be effective.

G.	Custody and Prime Brokerage Risk

There are risks involved in dealing with the custodians or prime brokers who settle trades. Under certain circumstances, the securities and other assets deposited with the custodian or broker may be exposed to a credit risk with regard to such parties. In addition, there may be practical or time problems associated with enforcing the Series rights to its assets in the case of an insolvency of any such party.

At December 31, 2012, all of the Series’ cash and investments in securities were held in a custody account at BBH, its primary custodian. While both the U.S. Bankruptcy Code and the Securities Investor Protection Act of 1970 seek to protect customer property in the event of a failure, insolvency or liquidation of a broker-dealer, there is no certainty that, in the event

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BBH Global Funds, LLC
Global Core Select Series
Notes to Financial Statements
As of and for the period ended December 31, 2012

of a failure of a broker-dealer that has custody of Series’ assets, the Series would not incur losses due to its assets being unavailable for a period of time, ultimately less than full recovery of its assets, or both. Because all of the Series’ assets are custodied with a single custodian, such losses could be significant and could materially impair the ability of the Series to achieve its investment objective.

5.	Investment Transactions

For the period April 2, 2012 (commencement of operations) through December 31, 2012, the cost of purchases and the proceeds of sales of investment securities were $9,289,933 and $91,118, respectively.

6.	Management Fee and Related Party Transactions

The Series pays the Investment Manager a monthly fixed fee (the “Management Fee”) equal to 1.20% per annum on the capital account value of each Member of the Series as calculated on the first day of each month adjusted for subscriptions and withdrawals. The Management Fee is payable monthly in arrears, generally within five business days after the end of each month and covers all expenses of the Series, including the management fee payable to BBH, except for any extraordinary costs and expenses (including but not limited to indemnification costs) incurred by the Series, or by the Company on behalf of the Series, in excess of the amount of the Management Fee which is the responsibility of the Series. The Investment Manager will bear all expenses incurred in connection with the formation of the Company and the Series. For the period April 2, 2012 (commencement of operations) through December 31, 2012, the Series incurred $88,852 in Management Fees. The amount of Management Fees payable at December 31, 2012 is $12,916.

7.	Capital Structure
A.	Series Interests

The Company is offering Interests in the Series for subscription on the first business day of each month. At the discretion of the Investment Manager, the minimum initial subscription to the Series is $100,000 and the minimum additional subscription is $10,000. An Interest is the Member’s equity account balance which consists of the Member’s contributions, withdrawals and the allocation of profits and losses.

The Series is initially offering two classes of Interests, Class 1 and Class 2, each with identical rights and obligations, except that Class 1 will be offered to persons who are eligible under the Financial Industry Regulatory Authority (“FINRA”) rules to participate in the Series’ purchases of equity securities in initial public offerings (“new issues”) and Class 2 will be offered to persons who are not eligible under FINRA rules to participate in new issues.

At December 31, 2012, one Member held an Interest equal to approximately 16.5% of the Series net assets.

B.	Allocation of Net Profits and Losses

In accordance with the Agreement, at the end of each accounting period, the equity account of each Member will be adjusted for the proportionate share of profits and losses.

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BBH Global Funds, LLC
Global Core Select Series
Notes to Financial Statements
As of and for the period ended December 31, 2012

8.	Financial Highlights

The following summarizes the Series’ Class 1 financial highlights for the period May 1, 2012 through December 31, 2012 and Class 2 financial highlights for the period April 2, 2012 (commencement of operations) through December 31, 2012:

	Class1	Class 2
Total return(a)	5.23%	5.04%
Ratios to average net assets(b)
Expenses	1.20%	1.20%
Net investment loss	(0.05)%	(0.25)%

Portfolio Turnover Rate(c)	0.19%	0.19%

(a)	Total return is calculated based on a time-weighted rate of return methodology. Periodic rates of return are compounded to derive the total return reflected above. Total return is reflected after all investment-related and operating expenses and is exclusive of any investment management fees. Total return has not been annualized.
(b)	The expenses and net investment income ratios to average net assets are calculated based upon the weighted average net assets during the year. Ratios presented are annualized.
(c)	Portfolio turnover is calculated on the basis of the Series as a whole, without distinguishing classes.
9.	Subsequent Events

The Investment Manager has performed an evaluation of subsequent events through March 1, 2013, which is the date the financial statements were available to be issued. Effective January 1, 2013 through March 1, 2013, the Series received additional subscriptions of $1,600,000. The Investment Manager has determined that there are no other subsequent events that would require disclosure in the Series’ financial statements through this date.

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